Exhibit 10.7.15

KEY EMPLOYEE UNIT AGREEMENT

UNDER THE

STONEMOR PARTNERS L.P. LONG-TERM INCENTIVE PLAN

This Key Employee Unit Agreement (the “Agreement”) entered into as of December 31, 2015, (the “Agreement Date”), by and between StoneMor GP LLC (the “Company”), the general partner of and acting on behalf of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), and David L. Meyers, a key employee (the “Participant”) of the Company or its Affiliates (as defined in the Plan).

BACKGROUND:

In order to make certain awards to key employees, directors and consultants of the Company and its Affiliates, the Company maintains on behalf of the Partnership the StoneMor Partners L.P. 2014 Long-Term Incentive Plan (the “Plan”). The Plan is administered by a Committee (as defined in the Plan) of the Board of Directors (“Board”) of the Company. The Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Units (as defined in the Plan), but only effective upon and conditioned on satisfying time vesting and performance vesting conditions set forth in this Agreement. The Participant has determined to accept such Award. Any initially capitalized terms and phrases used in this Agreement, but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

NOW, THEREFORE, the Company, acting on behalf of the Partnership, and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE 1

AWARD OF UNITS

1.1 Grant of Units and Vesting. The Participant is hereby granted the following Time Vested Units and Performance Vested Units under the Plan, but only effective upon and conditioned on satisfying the applicable vesting conditions contained herein, which will permit the Participant to receive the following number of Units of the Partnership, plus any Units acquired through the DER Account referred to in Section 1.4 hereof:

Date of Grant	December 31, 2015

Total Number of Time Vested Units, Collectively	7,729 Units

Total Number of Threshold Condition Performance Vested Units is Satisfied or Deemed Satisfied for 2016, 2017 or 2018	1,288 Units per Year

Total Number of Additional Performance Vested Units if Target Condition is Satisfied or Deemed Satisfied for 2016, 2017 or 2018	An additional 1,288 Units per Year

Total Number of Additional Performance Vested Units if Maximum Condition is Satisfied or Deemed Satisfied for 2016, 2017 or 2018	An additional 2,576 Units per Year

Time Vested Units vest at a percentage rate equal to thirty-three and one-third percent (33 1/3%) of the total Time Vested Units on each one (1) year anniversary of the date of grant.

Performance Vested Units shall vest on December 31, 2016, December 31, 2017, and December 31, 2018, provided the respective performance conditions established by the Committee have been achieved or waived in writing by the Committee for each of the calendar years 2016, 2017 and 2018. The Committee will endeavor to establish performance conditions at the Threshold Condition level, the Target Condition level, and the Maximum Condition level for 2016, 2017, and 2018 during the first ninety (90) days of each such calendar year and to advise the Participant in writing of such performance conditions. The failure by the Committee to comply with such time deadlines or to advise the Participant in writing of such performance conditions shall not result in the performance conditions being deemed satisfied for any calendar year. However, the performance conditions established by the Committee for each such calendar year must be determinable (subject to any retroactive catch-up provision) on or before December 31 of such calendar year, in the absence of which the Performance Vested Units shall vest on December 31 of such calendar year at the Target Condition level.

Certificates for Units shall be issued to the Participant upon the vesting of any Time Vested Units or Performance Vested Units, subject to the provisions of the Plan, including, but not limited to, Sections 6(j) and 8(f) of the Plan, and further subject to the Participant paying, or making suitable arrangements to pay, all applicable foreign, federal, state and local taxes, as more fully provided in Section 2.3 hereof, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.

1.2 Forfeiture. All unvested Time Vested Units and Performance Vested Units hereunder are subject to the forfeiture provisions of Section 1.6 hereof and to the clawback provision referenced in Section 2.2 hereof.

1.3 Disability. The term “disability”, as used herein, shall refer to the Participant’s inability because of physical or mental illness or incapacity, whether partial or total, with or without reasonable accommodation, to perform the Participant’s duties with the Company for a continuous period of at least three (3) months or for an aggregate of ninety (90) days within any twelve (12) month period.

1.4 DER Account. The unvested Units (whether Time Vested Units or Performance Vested Units) shall not be entitled to receive distributions made by the Partnership to holders of common units. However, the Company shall maintain a DER Account for each Participant to which shall be credited with the distributions which would have been paid to the unvested Units had such Units been outstanding from and after the date of grant set forth in Section 1.1 hereof. No interest shall accrue on the DER Account.

1.5 Payment of DER Account.

(a) After any Units have vested, payments of the amount in the DER Account with respect to such vested Units shall commence as soon as administratively feasible (but not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code), as provided in this Section 1.5. The Company may, at its option, pay up to fifty percent (50%) of the amount in the DER account in the form of Units, rather than cash, such Units to be valued at the closing price on the last business day prior to the distribution of the Units, provided such Units can be immediately sold by the Participant.

(b) All payments pursuant to this Section 1.5 shall be conditioned on the Participant paying, or by making suitable arrangements to pay, all applicable foreign, federal, state and local tax withholding as provided in Section 2.3 hereof not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.

1.6 Forfeiture of Unvested Units Upon Termination of Employment. In the event of the termination of the employment of the Participant (whether voluntary or involuntary and regardless of the reason for the termination, or for no reason whatsoever) with the Company or its Affiliates, all Units which have not vested on the date of such termination shall be deemed to be automatically forfeited, unless the Participant’s employment is on that date transferred to the Company or another Affiliate. If a Participant’s employment is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers employment to the Company or its remaining Affiliates. Nothing contained herein shall be deemed to amend or otherwise modify any employment agreement between the Company and the Participant.

1.7 Nonalienation of Benefits. A Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the unvested Units or any payment of DERs under this Agreement, and the right to receive any payment hereunder shall not be subject to attachment, lien or other involuntary encumbrance.

ARTICLE 2

GENERAL PROVISIONS

2.1 No Right of Continued Employment. The receipt of this Award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of the Company or any of its Affiliates. Nothing in the Plan or in this Agreement shall affect any right which the Company or any of its Affiliates may have to terminate the employment of the Participant.

2.2 Clawback. The Units and related DERs are subject to clawback under any clawback policies which are adopted by the Committee, as amended from time to time, including, but not limited to, clawback listing requirements of the New York Stock Exchange imposed by SEC rules adopted pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

2.3 Tax Withholding. The Participant is responsible to pay to the Company, or make suitable arrangements to pay, all applicable foreign, federal, state and local tax withholding as a condition to receiving certificates for the vested Units and as a condition to receiving payment of DERs, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.

2.4 Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding and conclusive in the absence of clear and convincing evidence that such decision was made in bad faith.

2.5 Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which the Units are granted, the provisions of the Plan shall govern and prevail. The Units and this Agreement are each subject in all respects to, and the Company and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without the Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.

2.6 Amendment, Supplement or Waiver. This Agreement shall not be amended, supplemented, or waived in whole or in part, except by an instrument in writing executed by the parties to this Agreement.

2.7 Captions. The captions at the beginning of each of the numbered Articles and Sections herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.8 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

2.9 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to the Company shall be deemed to have been duly given or made upon actual receipt by the Company. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to the Partnership or Company:	StoneMor GP LLC
311 Veterans Highway, Suite B
Levittown, PA 19056, or its then
current principal office
Attention: Chief Financial Officer

(b) if to the Participant: to the address for the Participant as it appears on the Company’s records.

2.10 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.11 Entire Agreement; Counterparts; Construction. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement, and embodies the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original against any party whose signature appears thereon. The rule of construction that ambiguities in a document are construed against the draftsperson shall not apply to this Agreement.

2.12 Binding Agreement. The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the estate, heirs, beneficiaries and other representatives of the Participant. The terms and conditions of this Agreement shall be binding upon the Company and the Partnership and their respective successors and assigns.

2.13 Arbitration. Any dispute or disagreement with respect to any portion of this Agreement or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be settled by arbitration, conducted in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration the Participant will attempt to resolve any disputes or disagreements with the Partnership over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, the Participant and the Partnership may resolve the dispute by settlement. The Participant and the Partnership shall equally share the costs charged by the American Arbitration Association or its successor, but the Participant and the Partnership shall otherwise be solely responsible for their own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on the Participant and the Partnership. Further, neither Participant nor the Partnership shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award. THE PARTICIPANT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	President and Chief Executive Officer

The Participant hereby acknowledges receipt of a copy of the foregoing Unit Agreement and the Plan, and having read them, hereby signifies the Participant’s understanding of, and the Participant’s agreement with, their terms and conditions. The Participant hereby accepts this Unit Agreement in full satisfaction of any previous written or verbal promises made to the participant by the Partnership or the Company or any of its other Affiliates with respect to awards under the Plan.

/s/ David L. Meyers	(seal)	12/31/15
David L. Meyers		(Date)